EFI ANNOUNCES PRELIMINARY RESULTS FOR FOURTH QUARTER 2018

Company to Host Conference Call on January 15, 2019

FREMONT, Calif., January 15, 2019 - Electronics For Imaging, Inc. (Nasdaq:EFII), a world leader in customer-focused digital printing innovation, today announced preliminary financial results for the three months ended December 31, 2018:

•	Revenues are expected to be between $255 million to $257 million,

•	GAAP earnings per share for the period are expected to be $(0.20)-$0.00, while non-GAAP earnings per share are expected to be $0.45-$0.47, and

•	Cash flow from operating activities is expected to be $30 million to $33 million for the quarter or approximately 93-98% of non-GAAP net income for the full year.

The Company indicated that its results were impacted by weakening economic conditions experienced across its direct businesses, with customers delaying spend on capital equipment and software, which materially reduced the Company’s close rates at quarter end.

“Late in the quarter we began seeing a substantial shift in buying behavior versus the prior year in many of the industries we serve. This was felt most significantly in the Americas. Customers became increasingly concerned about economic trends and many decided to defer capital expenditures until they had greater clarity on the economic environment,” said Bill Muir, CEO of EFI. “Though we entered the quarter with a robust pipeline and our Inkjet sales progress through mid-December was tracking ahead of the prior year, the last few weeks of the quarter were exceptionally weak.”

The Company reported that the majority of the revenue shortfall was in its Industrial Inkjet business, which declined approximately 5-6% year-over-year. Display Graphics and Building Materials, which were expected to be weak in the quarter, were down more significantly than anticipated. As expected, there was strong demand for the new mid-range Display Graphics products, which sold out, and again weakness at the high end of the portfolio. However, there was greater than anticipated softness around more mature hybrid products. The competitive advantage offered by the newest products outweighed some economic concerns, but not enough to make up the shortfall from the mature hybrid products.

In Building Materials, the shortfall was primarily in China along with other developing economies, with deals pushed out due to the weak construction industry. Textile was also below plan, with weakness in converting the pipeline during December. Nozomi revenue was approximately $65 million for the full year with some customers delaying decisions until 2019, with concerns about capex spending cited as a significant reason. The Company continues to expect that Nozomi will achieve revenues of $120 million for full year 2019.

Productivity Software declined approximately 6-7% year-over-year due to pushed deals and a significantly lower fourth quarter close rate. The Americas were the main source of the weakness for Software, with currency also a factor for delays in Latin America deal closings.

Fiery revenues are expected to be largely in line with guidance, at approximately $60 million.

The Company believes that the majority of the unclosed deals across all of the business units remain in the pipeline and were not lost to competition.

“While I am very disappointed in the quarter, I remain confident in our market positioning and new product portfolio. One example is our BOLT printer, which was very well received by the textile industry when it was introduced in October. I continue to be encouraged by the large number of packaging companies actively evaluating Nozomi, as they look to leverage the new opportunities that digital technology brings to their business, in what we expect will be a $9 billion market for equipment and ink.”

During the quarter, EFI also completed steps to enhance its capital structure, including issuing a $150 million convertible bond and, on January 2, 2019, closed on a $150 million revolving credit facility.

Mr. Muir continued, “As I learn more about our industry and spend time with customers, I see so many opportunities, but I also see gaps in our execution. The industry is consolidating, and our customer base increasingly comprises larger and more complex organizations. In my first few months with EFI, it has become clear that our go-to-market approach has not sufficiently evolved to meet the growing needs and expectations of many of our customers. Additionally, the results of the quarter reinforce the need for comprehensive strength across our product portfolio; gaps such as those we are currently experiencing in the high-end of Display Graphics only exacerbate revenue headwinds.

“I am firmly committed to addressing the robustness of our portfolio, augmenting our go-to- market approach, and improving the customer experience. Initiatives to address these areas have already kicked off, and I look forward to providing detail around our plans at our Investor Day in May. I am confident we will see substantial progress from our efforts late in the year, allowing us to deliver the results our customers, shareholders and employees deserve,” concluded Muir.

Preliminary & Fourth Quarter Conference Calls

The Company will host a conference call to discuss these preliminary fourth quarter results on January 15, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The Company will also host its quarterly conference call to discuss fourth quarter and 2018 results on January 30, 2019 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference calls will be webcast, and investors will be able to access the webcast at the Investor Relations, Events & Presentations portion of EFI's web site at http://ir.efi.com/.

A replay of the webcast will be available online at the website following the conclusion of the conference call.

About EFI
EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process. (www.efi.com)

Safe Harbor for Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “achieve”, “address”, “believe”, “continue”, “develop”, “expect”, “further”, “progress”, and "will" and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding EFI’s strategy, plans, expectations regarding its revenue growth, introduction of new products, product portfolio, productivity, future opportunities for EFI and its customers, demand for products, the CEO transition, and any statements or assumptions underlying any of the foregoing.
Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, intense competition in each of our businesses, including competition from products developed by EFI’s customers; our ability to remediate the material weaknesses identified in EFI’s internal control over financial reporting; the uncertainty of the outcome of the pending securities lawsuits against EFI; unforeseen expenses; fluctuations in currency exchange rates; the difficulty of aligning expense levels with revenue; management’s ability to forecast revenues, expenses and earnings; our ability to successfully integrate acquired businesses; changes in the mix of products sold; the uncertainty of market acceptance of new product introductions; challenge of managing asset levels, including inventory and variations in inventory levels; the uncertainty of continued success in technological advances; the challenges of obtaining timely, efficient and quality product manufacturing and supply of components; any world-wide financial and economic difficulties and downturns; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; the unpredictability of development schedules and commercialization of products by the leading printer manufacturers and declines or delays in demand for our related products; the impact of changing consumer preferences on demand for our textile products; litigation involving intellectual property rights or other related matters; the uncertainty regarding the amount and timing of future share repurchases by EFI and the origin of funds used for such repurchases; the market prices of EFI's common stock prior to, during and after the share repurchases; and any other risk factors that may be included from time to time in the Company’s SEC reports.
The statements in this press release are made as of the date of this press release and are subject to revision until the Company will have filed its Annual Report on Form 10-K for the year ended December 31, 2018. EFI undertakes no obligation to update information contained in this press release. Amounts are subject to rounding.
For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.

Reconciliation of GAAP to Non-GAAP Q4 2018 Guidance

Guidance (Shares in Millions)	Q4 2018
GAAP Gross Margin	approx 48% - 49%
Non-GAAP Gross Margin	approx 48% - 49%
GAAP EPS	$(0.20) - $0.00
Non-GAAP EPS	$0.45 - $0.47
Shares used in diluted per share calculation	44,528